Exhibit 10.77

RETENTION BONUS AGREEMENT

     This Retention Bonus Agreement (the “Agreement”) is made and entered into effective as of August 22, 2004 (the “Effective Date”), between CHALONE WINE GROUP, LTD., a California corporation (the “Company”), and Alan Drage (“Employee”).

RECITALS

     A. Employee is presently employed by the Company.

     B. Employee occupies a key position with the Company, and the Company may require the services of Employee during the period commencing on the Effective Date through the earlier of, December 31, 2004, and the effective date of a Change of Control of the Company, in order to effectively administer certain aspects of the Company’s business during such time period.

     C. The Company desires to offer Employee a retention bonus as an incentive for Employee to remain in the employment of the Company through the earlier of, December 31, 2004, and the effective date of a Change of Control of the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

     1. Incentive Date. For purposes of this Agreement, the “Incentive Date” shall mean the earlier of: (a) December 31, 2004, or (b) the effective date of a Change of Control of the Company.

     2. Retention and Change of Control Bonuses. In the event that Employee is employed by the Company or its successor as of the Incentive Date, the Company shall pay to Employee a retention bonus (the “Retention Bonus”), in a lump sum payment, in an amount equal to twenty five percent (25%) of Employee’s annual base salary. In addition, in the event of Change of Control, and Employee is employed by the Company or its successor as of the effective date of such Change of Control (the “Change of Control Date”), the Company shall pay to Employee an additional retention bonus (the “Change of Control Bonus”), in a lump sum payment, in an amount equal to an additional twenty five percent (25%) of Employee’s annual base salary. For purposes of this Section 2, the rate of Employee’s base salary for purposes of determining his or her Retention Bonus and Change of Control Bonus shall be the Employee’s annual base salary as in effect immediately prior to the Incentive Date or the Change of Control Date, as applicable. Such lump sum payment(s) shall be made within ten (10) days following the Incentive Date or the Change of Control Date, as applicable.

     3. Definition of Terms. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

          (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

          (b) A change in the composition of the Board of Directors of the Company occurring within a thirty-six (36) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

          (c) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by Company of all or substantially all the Company’s assets.

     4. Withholding. The Retention Bonus and Change of Control Bonus, if applicable, payable to Employee shall be subject to applicable taxes and withholding.

     5. Severance Benefits. This Agreement shall not affect Employee’s eligibility or entitlement to receive benefits under any severance, change of control or similar agreement with the Company.

     6. Other Rights and Agreements. This Agreement does not create any employment rights not specifically set forth herein with respect to Employee. An Employee’s employment remains at-will and can be terminated by the Company at any time and for any reason, with or without cause. This Agreement contains the entire understanding of the Company and Employee with respect to the subject matter hereof.

     7. Amendment. This Agreement may be amended or revised only by written agreement signed by an authorized officer of the Company and Employee.

     8. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

By:	/s/ Tom Selfridge

Title: President and CEO

Date: August 22, 2004

ALAN DRAGE

By:	Alan Drage

Print Name

/s/ Alan Drage

Signature

Date: August 22, 2004